Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Maria L. Bouvette
President and CEO
(502) 499-4800

PORTER BANCORP, INC. RAISES ADDITIONAL $4.25 MILLION IN STOCK OFFERING

Offering Priced at $11.50 per Common Share

LOUISVILLE, Ky. (July 23, 2010) — Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that it raised an additional $4,255,000 in a private placement to an accredited institutional investor.  The private placement included the sale of 370,000 shares of convertible preferred stock at a price of $11.50 per share.  The proceeds of the offering will be used for working capital, general corporate purposes and for augmenting the balance sheet.

“We are pleased to complete the follow-on investment of stock by a new institutional investor in addition to the $27.0 million raised in a similar offering completed on June 30, 2010,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc.  “The additional proceeds further strengthens our capital base and will provide a solid base to support our continued growth.”

Private Placement Terms

The private placement totaled $4,255,000 and included the sale of 370,000 shares of Series B Mandatory Convertible Preferred Stock at $11.50 per share.  The Preferred Stock is convertible into Common Stock on a share-for-share basis.  The Company also issued a warrant that is convertible into 185,000 shares of Non-Voting Common Stock at an exercise price of $11.50 per share.

The Series B Preferred Stock issued to the new investor has the same terms as the Series B Preferred Stock issued in the June 30 private placement.  The preferred shares will convert into common stock only when approved by Porter shareholders, in accordance with NASDAQ Rule 5635, which requires shareholder approval when the total number of common shares sold in a private placement would exceed 20% of the Company’s outstanding common shares.  J. Chester Porter, Chairman of the Board of Porter Bancorp, and Maria Bouvette, President and CEO of Porter Bancorp, the Company’s principal shareholders, have agreed to vote in favor of the conversion.  The Company expects to submit the proposal for shareholder approval during the third quarter of 2010.

In addition, the Company granted the new purchaser an option to purchase an additional 64,784 shares of common stock and a warrant for 32,392 shares of its non-voting common stock, which will enable the new investor to make a total investment of $5 million.  The option will not be exercisable until the Company obtains shareholder approval and will have a term of five business days.

More detailed information regarding the private placement will be included in the Company’s 8-K filing with the Securities and Exchange Commission.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with (1) the proposal to issue common stock upon the conversion of Series B Preferred Stock, Series C Preferred Stock, and Non-Voting Common Stock in accordance with NASDAQ Rule 5635; and (2) the proposal to authorize the new class of Non-Voting Common Stock issuable upon the exercise of the Warrants.  Information about the Company’s directors and executive officers and their ownership of Company stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Shareholders.

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Shareholders can obtain more information when the proxy statement relating to shareholder approval of the foregoing proposals becomes available. This proxy statement, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC website at www.sec.gov.  Shareholders should read the proxy statement carefully, when it becomes available, before making any voting decision because it will contain important information.

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.8 billion in assets as of June 30, 2010.  Through Porter’s subsidiary PBI Bank, it operates 18 full service banking offices in Kentucky.  Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations.  Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission.  The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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